Exhibit 10.5

EXECUTION VERSION

November 16, 2021

Alpha Capital Acquisition Company

1230 Avenue of the Americas

Floor 16

New York, NY 10020

Alpha Capital Holdco Company

1230 Avenue of the Americas,

16th Floor

New York, NY 10020

Semantix Tecnologia em Sistema de Informação S.A.

Av. Eusébio Matoso, 1.375, 10º andar

São Paulo, São Paulo, Brazil, CEP 05423-180

Re:	Sponsor Letter Agreement

Ladies and Gentlemen:

Reference is made herein (this “Sponsor Letter Agreement”) to that certain Business Combination Agreement, dated as of the date hereof, by and among SPAC Capital Acquisition Company, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Alpha Merger Sub I Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Alpha Merger Sub II Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Alpha Merger Sub III Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), and Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Company”) (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

Alpha Capital Sponsor LLC, a Cayman Islands limited liability corporation (“Sponsor”) is, as of the date hereof, the record and beneficial owner of (i) 5,750,000 SPAC Class B Ordinary Shares (including the New PubCo Ordinary Shares into which such shares are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement, the “Founder Shares”) and (ii) 7,000,000 warrants to purchase one SPAC Class A Ordinary Share (including the warrants to purchase New PubCo Ordinary Shares into which such warrants are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement, the “Private Placement Warrants”). In the event of any equity dividend or distribution, or any change in the equity interests of SPAC or New PubCo by reason of any equity dividend or distribution, equity split, reverse stock-split, consolidation of shares, recapitalization, combination, conversion, exchange of equity interests or the like, the terms “Founder Shares” and “Private Placement Warrants” shall be deemed to refer to and include the Founder Shares and Private Placement Warrants, as the case may be, as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares or Private Placement Warrants, respectively, may be changed or exchanged or which are received in such transaction (including the New PubCo Ordinary Shares into which such shares are converted and the warrants to purchase New PubCo Ordinary Shares into which such warrants are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement or any Transaction Agreement).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, New PubCo, the Company and SPAC agree as follows:

1.    Redemption and Voting.

(a)    Sponsor agrees that if SPAC seeks shareholder approval of the transactions contemplated by the Business Combination Agreement or any Transaction Agreements, Sponsor shall not redeem any Founder Shares owned by it in connection with shareholder approval of the transactions contemplated by the Business Combination Agreement or any Transaction Document, including any amendments to the SPAC Governing Documents (the “Proposed Transaction”).

(b)    Prior to the earlier of (x) date on which this Sponsor Letter Agreement is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the holders of SPAC Ordinary Shares (the “SPAC Shareholders”), and in each written consent or resolutions of any of the SPAC Shareholders in which Sponsor is entitled to vote or consent, Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares or other equity interests of SPAC over which Sponsor has voting power (i) in favor of, and to adopt, the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Business Combination Agreement, the Transaction Documents and the transactions contemplated thereby to the extent required for SPAC to carry out its obligations thereunder, and (iii) in opposition to: (A) any SPAC Business Combination Transaction and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of SPAC to consummate the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement and the transactions contemplated thereby or (B) any other action, proposal, transaction or agreement involving SPAC or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or would reasonably be expected to result in (y) any breach of any representation, warranty, covenant, obligation or agreement of the SPAC in the Business Combination Agreement or any Transaction Agreement or (z) any of the conditions to SPAC’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.

(c)    Sponsor agrees not to deposit, and to cause its affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by the Company and SPAC in connection with the Business Combination Agreement, the Transaction Agreements or the transactions contemplated thereby.

(d)    Sponsor agrees, except as contemplated by the Business Combination Agreement or any Transaction Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of SPAC in connection with any vote or other action with respect to transactions contemplated by the Business Combination Agreement or any Transaction Agreement, other than to recommend that the SPAC Shareholders vote in favor of the adoption of the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(e)    Sponsor agrees that during the Voting Period it shall not, without SPAC’s and the Company’s prior written consent, (i) make or attempt to make any Transfer that would not be permitted pursuant to Section 7(a), (b) and (c) of that certain Letter Agreement, dated February 18, 2020, by and between Sponsor and SPAC; (ii) grant any proxies or powers of attorney with respect to any or all of the Founder Shares; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect Sponsor’s ability to perform its obligations under this Section 1. SPAC hereby agrees to reasonably cooperate with the Company in enforcing the Transfer restrictions set forth in this Section 1.

(f)    During the Voting Period, Sponsor agrees to provide to SPAC, the Company and their respective Representatives any information regarding Sponsor or the Founder Shares that is reasonably requested by SPAC, the Company or their respective Representatives and required in order for the Company, SPAC, New PubCo, First Merger Sub or Second Merger Sub to comply with

Sections 7.1, 7.2, 7.3, 7.4(b), 7.5, 7.8, 7.9 and 7.11 of the Business Combination Agreement. To the extent required by applicable Legal Requirements, Sponsor hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC, NASDAQ or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of Founder Shares and the nature of Sponsor’s commitments and agreements under this Sponsor Letter Agreement, the Business Combination Agreement and any other Transaction Agreements; provided that such disclosure is made in compliance with the provisions of the Business Combination Agreement.

2.    Vesting Founder Shares.

(a)    Subject to, and conditioned upon the occurrence of and effective immediately after the Effective Time, the Sponsor agrees that 15% of the Founder Shares (i.e., 862,500 Founder Shares) shall be deemed to be “Vesting Founder Shares” and subject to the provisions of this Section 2, and the remaining 85% of the Founder Shares (the “Retained Founder Shares”) and 100% of the Private Placement Warrants shall not be subject to the provisions set forth below in this Section 2. Subject to, and conditioned upon the occurrence of and effective immediately after the Effective Time, the Vesting Founder Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Letter Agreement. The Vesting Founder Shares shall vest and, except as otherwise provided in this Section 2, shall become free of the provisions set forth in this Section 2 as follows:

(i)    with respect to 50% of the Vesting Founder Shares (i.e., 431,250 Founder Shares) (the “12.50 Vesting Founder Shares”), if at any time during the 5-year period following the Closing Date (the end of such period, as it may be extended pursuant to the following paragraph (b), the “Vesting Release Date”), the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 Trading Days within any consecutive 30 Trading Day period, then the 12.50 Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 2; and

(ii)    with respect to 50% of the Vesting Founder Shares (i.e., 431,250 Founder Shares) (the “15.00 Vesting Founder Shares”), if at any time prior to the Vesting Release Date, the closing share price of the New PubCo Ordinary Shares is greater than or equal to $15.00 over any 20 Trading Days within any consecutive 30 Trading Day period, then the 15.00 Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 2.

(b)    If (i) the Vesting Release Date occurs on a day that is not a Trading Day, then the “Vesting Release Date” shall for all purposes of this Sponsor Letter Agreement be deemed to occur on the next following Trading Day, and (ii) if the

New PubCo or any of its affiliates enters into a definitive agreement with respect to an Acceleration Event (as defined below) on or prior to the Vesting Release Date, then the Vesting Release Date shall be automatically extended and shall be deemed to occur on the earlier of (A) the consummation of such Acceleration Event and (B) the termination of such definitive agreement with respect to such Acceleration Event in accordance with its terms. Subject to earlier forfeiture pursuant to Section 2(d)(ii), any Vesting Founder Shares that have not vested in accordance with Section 2(a)(i) or Section 2(a)(ii) on or before the Vesting Release Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Vesting Release Date.

(c)    The New PubCo Ordinary Share price targets in Sections 2(a)(i) and (ii) shall be equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the Effective Time.

(d)    If, prior to the Vesting Release Date, (i) there is a transaction that results in the New PubCo Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the New PubCo Board in good faith) in excess of the thresholds set forth in Section 2(a)(i) or Section 2(a)(ii), as applicable (each as equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the date of this Sponsor Letter Agreement) on or prior to the Vesting Release Date (an “Acceleration Event”), then the Vesting Founder Shares subject to the applicable threshold shall vest and become free of the provisions set forth in this Section 2 effective as of immediately prior to the consummation of such Acceleration Event, or otherwise treated as so issued in connection therewith, so as to ensure that the Sponsor shall receive such Vesting Founder Shares, and all proceeds thereof, in connection with such transaction, and (ii) there is a transaction that will result in the New PubCo Ordinary Shares being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, provided in the definitive transactions documents for such transaction, or if not so provided, as determined by the New PubCo Board in good faith) less than the thresholds set forth in Section 2(a)(i) or Section 2(a)(ii), as applicable (each as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the date of this Sponsor Letter Agreement) on or prior to the Vesting Release Date, then the Vesting Founder Shares that remain subject to the applicable threshold shall be forfeited.

(e)    New PubCo shall use reasonable best efforts to remain listed as a public company on, and for the Vesting Founder Shares to be tradable over, NASDAQ or any other nationally recognized U.S. stock exchange; provided, however, the foregoing shall not limit New PubCo or any of its affiliates from consummating an Acceleration Event or other transaction contemplated by the foregoing Section 2(d)(ii), or entering into a definitive agreement in respect thereto.

(f)    At any time prior to the Vesting Release Date, the Sponsor agrees that it shall not Transfer any Vesting Founder Shares except as otherwise permitted pursuant to Section 3(d) below, and the Vesting Founder Shares shall include customary transfer legends on any certificates for the Vesting Founder Shares reflecting such restriction. At the time that any Vesting Founder Shares become vested pursuant to this Section 2, New PubCo shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Vesting Founder Shares related to such vesting (other than, for the avoidance of doubt, those that relate to any applicable and then-existing transfer restrictions applicable during the Founder Share Lock-Up Period with respect to such Vesting Founder Shares pursuant this Sponsor Letter Agreement, the Business Combination Agreement or any other Transaction Agreements).

(g)    For the avoidance of doubt, (i) except as otherwise provided in this Sponsor Letter Agreement, the Sponsor shall retain all of its rights as a shareholder of New PubCo with respect to the Vesting Founder Shares owned by it during any period of time that such shares are subject to vesting pursuant to the terms of Section 2, including the right to vote any such shares; provided, however, that no right to receive dividends or other distributions shall exist with respect to Vesting Founder Shares that are subject to vesting and are unvested at the time of the payment of such dividend or distribution and the Sponsor shall promptly repay to the Company any amount actually received in respect of or redirect (as instructed by the Company), any and all such dividends or other distributions received by the Sponsor from the Company (it being understood that if such dividends or other distributions are declared by PubCo at the time the Vesting Founder Shares are unvested but are paid at the time the Vesting Founder Shares are vested, then the Sponsor shall be entitled to such distribution and such dividends or other distributions will not be deemed to be the property of New PubCo or otherwise subject to this proviso), (ii) any Vesting Founder Shares that vest in accordance with the terms of Section 2 shall remain subject to any applicable Lock-Up Period set forth herein and (iii) notwithstanding the expiration of any Lock-Up Period with respect to any Vesting Founder Shares, such Vesting Founder Shares shall remain subject to any applicable restrictions set forth in Section 2 until vested or forfeited in accordance with the terms of Section 2.

3.    Transfers of Founder Shares and Private Placement Warrants.

(a)    The Sponsor agrees that it shall not Transfer any Founder Shares until the earlier of (A) (i) with respect to the Retained Founder Shares, one year after the Closing or (ii) solely with respect of any Vesting Founder Shares that vest in accordance with the terms of Section 2, one hundred and eighty days following the Closing and (B) subsequent to the Closing, (x) with respect to Retained Founder Shares only, the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.00 (equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the Effective Time) over any 20 Trading Days within any consecutive 30 Trading Day period commencing at least 150 days after the Closing or (y) the consummation of an Acceleration Event or other transaction contemplated by Section 2(d)(ii) is consummated (the “Founder Share Lock-Up Period”).

(b)    The Sponsor agrees that it shall not Transfer any Private Placement Warrants (or any New PubCo Ordinary Shares underlying the Private Placement Warrants), until 30 days after the completion of the Closing (the “Private Placement Warrants Lock-Up Period”, together with the Founder Shares Lock-Up Period, the “Lock-Up Periods”).

(c)    If any Transfer is made or attempted contrary to the provisions of this Sponsor Letter Agreement (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and the New PubCo shall refuse to recognize any such purported transferee of the Founder Shares or Private Placement Warrants, as the case may be, as one of its equity holders for any purpose.

(d)    Notwithstanding the provisions set forth in Section 2 or this Section 3, Transfers of any Founder Shares (including any unvested Founder Shares pursuant to Section 2) or Private Placement Warrants following the Closing are permitted (i) to SPAC’s officers or directors, affiliates and its employees or any family member of any of SPAC’s officers or directors, any affiliate or family member of any of SPAC’s officers or directors, any affiliate of the Sponsor to any members of the Sponsor or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or Transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the transactions contemplated by the Business Combination Agreement, in each case at prices no greater than the price at which the securities were originally purchased; (vi) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (vii) in the event of the New PubCo’s liquidation, merger, capital stock exchange or other similar transaction following the consummation of the transactions contemplated by the Business Combination Agreement which results in all of New PubCo’s shareholders having the right to exchange their New PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing; or (viii) in an Acceleration Event; provided, however, that in the case of clauses

(i) through (vi), these permitted transferees must enter into a written agreement with the SPAC agreeing to be bound by the Transfer restrictions herein and the other restrictions contained in this Sponsor Letter Agreement.

(e)    For purposes of this Section 3, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the applicable party hereto; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

4.    Waiver of Anti-Dilution Rights. Contingent upon and effective as of the Effective Time, pursuant to Section 17.4 of the SPAC Governing Documents, the Sponsor, in its capacity as holder of one hundred percent (100%) of the Founder Shares, and subject to the last sentence of this Section 4, hereby irrevocably and unconditionally waives and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the SPAC Governing Documents), including those rights that would otherwise apply pursuant to Section 17.3 of the SPAC Governing Documents as a result of the issuance of New PubCo Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement or any Transaction Agreement pursuant to the PIPE Investment such that the New PubCo Ordinary Shares issued pursuant to the PIPE Investment are excluded from the determination of the number of New PubCo Ordinary Shares issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the SPAC Governing Documents. For the avoidance of doubt, the foregoing waiver and agreement does not include the Sponsor’s rights under Section 17.8 of the SPAC Governing Document, which provides that in no event may any Founder Share convert into New PubCo Ordinary Shares at a ratio that is less than one-for-one.

5.    Certain Defined Terms. As used herein, (a) “Beneficially Own” has the meaning ascribed to it in the Exchange Act; and (b) “Transfer” shall mean the (i) direct or indirect transfer, sale or assignment of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (b)(i) or (b)(ii).

6.    Entire Agreement. This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed (i) prior to Closing, among the SPAC, Sponsor and the Company, or (ii) after the Closing, between Sponsor and New PubCo, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Business Combination Agreement.

7.    Successors and Assigns. No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, the Sponsor, SPAC, New PubCo and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.    Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Business Combination Agreement to the applicable Party at its principal place of business. Any notice to Sponsor shall be sent to the address set forth on the signature page hereto.

9.    Termination. This Sponsor Letter Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing. In the event of a valid termination of the Business Combination Agreement, this Sponsor Letter Agreement shall be of no force and effect. No such termination or reversion shall relieve the Sponsor, SPAC, New PubCo or the Company from any obligation accruing, or liability resulting from an intentional breach of this Sponsor Letter Agreement occurring prior to such termination or reversion.

10.    Representations and Warranties. Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Letter Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Sponsor Letter Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Sponsor Letter Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

11.    Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, Transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

12.    Miscellaneous. Sections 11.2, 11.3, 11.5 through 11.9 and 11.14 of the Business Combination Agreement shall apply mutatis mutandis to this Sponsor Letter Agreement.

[Signature pages follow]

Sincerely,

ALPHA CAPITAL SPONSOR LLC

By:
Name: Alec Oxenford
Title: Authorized Signatory

Email:	alec@alpha-capital.io
Address:	1230 Avenue of the Americas, 16th Floor New York, NY 10020

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

ALPHA CAPITAL ACQUISITION COMPANY

By:
Name: Alec Oxenford
Title: Chief Executive Officer

ALPHA CAPITAL HOLDCO COMPANY

By:
Name: Alec Oxenford
Title: Authorized Signatory

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]